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Exhibit 5.1

March 25, 2013

Board of Directors

PharmAthene, Inc.

One Park Place, Suite 450

Annapolis, MD 21401

Ladies and Gentlemen:

We have acted as counsel to PharmAthene, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale by the Company from time to time, through Cantor Fitzgerald & Co., as sales agent (the “Agent”), pursuant to the terms of the Controlled Equity OfferingSM Sales Agreement, dated March 25, 2013, between the Company and the Agent, of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), having an aggregate offering price of $15,000,000. The Company registered the issuance and sale of the Shares on a registration statement on Form S-3 (File No. 333-175394), which was initially filed with the Securities and Exchange Commission on July 7, 2011 and declared effective on July 27, 2011 (the “Registration Statement”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s amended and restated certificate of incorporation, as amended, (ii) the Company’s by-laws, (iii) the Registration Statement, including the prospectus contained therein, (iv) the prospectus supplement (such prospectus and such prospectus supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same), and we do not purport to express any opinion on the laws of any other jurisdiction.

PharmAthene, Inc. March 25, 2013 Page 2

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SNR DENTON US LLP

SNR DENTON US LLP